Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Charles S. Roberts	December 23, 2011
Chief Executive Officer

Telephone:	(770) 394-6000
Fax:	(770) 551-5914

ROBERTS REALTY INVESTORS, INC.

ANNOUNCES NEW DIRECTOR

ATLANTA, GA — Roberts Realty Investors, Inc. (NYSE Amex: RPI) announces that on December 22, 2011, Mr. Weldon R. Humphries was appointed by the company’s board of directors to fill an existing vacancy on the board.  Mr. Humphries previously served as a director of the company from February 1998 until July 2001.  Mr. Humphries will also serve as a member of both the audit and compensation committees.

Mr. Humphries had a distinguished twenty-year career with Manor Care, Inc. and subsidiary companies (Choice Hotels International and SunBurst Hospitality Corp.) where he served as Senior Vice President of Real Estate and Development from 1978 — 1998.  He was responsible for asset management, acquisitions, and development for all three companies.  During his tenure each company was listed on the New York Stock Exchange.

Mr. Humphries earned a BBA from the University of Houston, an MBA from the University of Hartford, and served as an officer in the United States Marine Corps before starting his career in the field of real estate and finance.  He began his career in commercial mortgage lending at Connecticut General Life Insurance Company and later became Vice President and head of real estate for Arvida Corporation, one of Florida’s largest land owner/developers.  He was subsequently selected by Republic Mortgage Investors, a Real Estate Investment Trust, to head its real estate portfolio as Vice President of Investments before joining Manor Care.  Mr. Humphries is also a licensed real estate broker, has taught real estate appraisal and mortgage banking courses, and has been a guest speaker at numerous real estate and investment seminars and at the National Association of Home Builders.

Mr. Charles R. Elliott, the company’s CFO, stated, “We are delighted to have Weldon rejoin our board and look forward to benefiting again from his deep real estate expertise and executive level experience at large public companies.  Weldon is also a longtime investor in the company and will give us additional insight and experience as we evaluate the Company’s merger opportunities and other strategic alternatives.”

Roberts Realty Investors, Inc. is a self-administered, self-managed equity real estate investment trust based in Atlanta.